Exhibit 10.1

COLLABORATION AGREEMENT

Between

RESPONSE BIOMEDICAL CORP.

and

HANGZHOU JOINSTAR BIOMEDICAL TECHNOLOGY CO., LTD.

Dated as of February16, 2015

Content

COLLABORATION AGREEMENT

This Collaboration Agreement ( this “Agreement”) is made and entered into as of February 16, 2015 (the “Effective Date”), by and between Response Biomedical Corp., a corporation organized under the laws of British Columbia and having a place of business at 1781-75th Avenue W., Vancouver, B.C., Canada V6P 6P2 (“Response”), and 杭州中翰盛泰生物技术有限公司, Hangzhou Joinstar Biomedical Technology Co., Ltd., a corporation organized under the laws of People’s Republic of China (“PRC”, for the purpose of this Agreement only, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and having its registered address at Floor 10, Main Building, #519 Xingguo RD, Qianjiang Economic Development Zone, Hangzhou, Zhejiang Province, China (“JBT”). In this Agreement, Response and JBT may each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, JBT develops, manufactures in PRC and sells diagnostic products globally;

WHEREAS, Response develops, manufactures and sells quantitative point-of-care products for its proprietary diagnostic platform (the RAMP® System) throughout the world;

WHEREAS, in view of the development capabilities and successful development experience held by Response, and immunoassay analyzer for rapid test purposes owned by JBT, JBT and Response desire to work together accordingly on the co-development of [***][1], [***], and multiple Assays (as defined below) that will run on a new immunoassay analyzer for rapid test purposes developed by JBT.

WHEREAS, JBT and Response have entered into a Technology Development Agreement (the “Technology Development Agreement” or the “TDA”) regarding the co-development of [***], and multiple Assays that will run on a New Analyzer (as defined below) developed by JBT on October 15th, 2014; and the Parties wish to implement certain terms and conditions in the TDA by entering into this Agreement;

WHEREAS, JBT and Response have entered into a Binding Term Sheet-Supply on October 15, 2014 regarding the supply of Raw Materials for multiple Assays from Response to JBT that will run on a New Analyzer developed by JBT, and are entering into a separate Supply Agreement regarding such matters to further elaborate the terms and conditions of the Binding Term Sheet-Supply;

1 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, Response has entered into a term sheet with each of HANGZHOU Joinstar Medical INSTRUMENT & REAGENT Co., Ltd. (“JMIR”) and Hangzhou Lizhu Medical Instrument & Reagent Co. (“HZLZ”) for JMIR and HZLZ to purchase Response common stock (the “Equity Purchases”) dated October 15, 2015, and has further signed on November 20, 2014 definitive share subscription agreements (collectively with the term sheets mentioned in this paragraph, the “Equity Purchase Documents”) with JMIR and HZLZ respectively to effectuate the Equity Purchases; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have those meanings set forth in this Section 1 unless the context dictates otherwise.

1.1	“Assays” shall mean the assays for a particular biomarker to be co-developed under this Agreement and/or the TDA by Response and JBT that will run on the New Analyzer, which are limited to those set forth on Schedule B to this Agreement.
1.2	"Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person by voting agreement, by contract or otherwise. For purpose of this Agreement, Response’s “Affiliate” shall not include OrbiMed Advisors LLC, OrbiMed Private Investments III, LP, OrbiMed Asia Partners, LP and OrbiMed Associates III, LP (collectively “OrbiMed”), and any other Person who directly or indirectly controls, is controlled by, or is under same control with OrbiMed.
1.3	"Applicable Laws" shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject by law or by agreement, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.4	"Commercially Reasonable Efforts" shall mean:

(a) with respect to Response, the reasonable, diligent, good faith efforts to be expended to accomplish its responsibilities under this Agreement as a Third Party would normally use to accomplish such responsibilities under similar circumstances, it being understood and agreed that with respect to the research, discovery or development of the Assays, [***][2], such efforts shall be substantially equivalent to those efforts and resources commonly used for a product that is at a similar stage in its development or product life and is of similar market potential; and

(b) with respect to JBT, the reasonable, diligent, good faith efforts to be expended to accomplish its responsibilities under this Agreement as a Third Party would normally use to accomplish such responsibilities under similar circumstances, it being understood and agreed that with respect to the development of the Assays and the New Analyzer, such efforts shall be substantially equivalent to those efforts and resources commonly used for a product that is at a similar stage in its development or product life and is of similar market potential.

1.5	"Confidential Information & Materials" shall mean any and all proprietary and/or Confidential Information (as defined in Article 7), materials, and data, including all scientific, pre-clinical, clinical, regulatory, process, formulation, manufacturing, marketing, financial and commercial information or data, compounds, biomarkers, whether communicated in writing or orally or by any other method, which are provided by one Party to the other Party prior to or during the Term of this Agreement.
1.6	"Control", "Controls" or "Controlled by" shall mean with respect to any Patent Rights, Know-How, Confidential Information & Materials, or other intellectual property assets or other items or rights, as applicable, the possession of (whether by ownership or license or other right), or the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

2 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.7	“CDA” shall mean the Mutual Confidentiality Agreement between the Parties, dated March 27, 2014.
1.8	“CFDA” shall mean China Food and Drug Administration and/or its local counterparts at different levels.
1.9	“Collaboration Marker” shall mean the biomarker that is detected by one or more Assays that is agreed by both Parties to be co-developed under this Agreement.
1.10	"Development Fees" has the meaning set forth in Section 5.1.
1.11	“Equity Closing” shall mean closing of the Equity Purchases and payment of relevant Equity Purchase prices by JMIR and HZLZ under the Equity Purchase Documents.
1.12	“IPR” shall mean patents, pending patents, trademarks, copyrights, trade secrets, Know-How and other intellectual property rights.
1.13	“Invented” or “Invent” or “invention” shall mean the formation or conception of a technology concept of a product, a process, or improvement thereof wherein a scheme for carrying out the technology concept has been designed and there is a reasonable basis that the scheme is practical.
1.14	“Joint Development Committee” or “JDC” shall mean a committee comprised of the project manager of each Party and additional members of each Party, as required, that will meet regularly and oversee the product development and other activities under this Agreement and/or the TDA, details of which are set forth in Section 3 below.
1.15	“Joint Steering Committee” or “JSC” shall mean a committee comprised of one senior executive of each of JBT and Response and two (2) other members of each of JBT and Response that will meet regularly and oversee all of the Parties’ activities under this Agreement and the TDA, details of which are set forth in Section 4 below.
1.16	"Know-How" shall mean unpatented technical and other information or materials which are not in the public domain including information comprising or relating to discoveries, inventions, data, designs, structure, component, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing, biomarkers, processes (including manufacturing processes, specifications and techniques), laboratory records, biological, toxicological, clinical, analytical and quality control data, trial data, data analyses, reports or summaries and information contained in submissions to and information from the regulatory authorities. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.

1.17	"Marketing Authorization" shall mean all approvals from (a) CFDA necessary to market and sell the Assays or the New Analyzer that detect Collaboration Markers in the PRC, and (b) in the case of any Other Marketing Territories agreed by the Parties pursuant to Section 7.4 of the Supply Agreement, from the applicable Regulatory Authority necessary to market and sell the Assays or the New Analyzer that detect Collaboration Markers in the applicable country.
1.18	“Material Obligations” shall mean those in Sections 2.2, 2.3, 2.4, 2.5, 5, 6.1, 6.3, 6.4, 6.5, 6.6, 6.8, 7.1, 7.5, 8, 9, 10 and/or 14.2 herein.
1.19	“New Analyzer” shall mean the immunoassay analyzer for rapid test purposes developed by JBT that has all of the following four characteristics: [***][3].
1.20	[***].
1.21	[***].
1.22	“Other Marketing Territories” has the meaning set forth in Section 7.4 of the Supply Agreement.
1.23	"Party" shall mean Response or JBT and, when used in the plural, shall mean Response and JBT.
1.24	"Patent Rights" shall mean any and all rights under any of the following, whether existing now or in the future,: (i) a Chinese, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application; and (iii) any invention disclosure and the equivalent thereof.
1.25	"Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

3 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.26	“Raw Materials” shall mean raw materials for use in manufacturing Assays used for the New Analyzer.
1.27	"Regulatory Authority" shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of the Assays or the New Analyzer that detect Collaboration Markers in the PRC or, as agreed, outside the PRC.
1.28	[***][4].
1.29	“Sublicense” shall mean the action a licensee may take in granting to a Third Party with respect to the rights of IPR that the licensee has been granted by a licensor.
1.30	"Supply Agreement" shall mean the Agreement entered into by the Parties that contains terms for the supply of Raw Materials for multiple Assays by Response that will run on a New Analyzer developed by JBT.
1.31	"Third Party" shall mean a Person other than Response, JBT or their Affiliates.
1.32	“Validation” shall mean, [***], JBT’s completion, using Raw Materials [***] supplied by Response, of the manufacture of three (3) lots of Assays that each meet the acceptance criteria defined in the validation protocol [***].

ARTICLE 2
CO-DEVELOPMENT AND COLLABORATION

2.1	Co-Development. JBT and Response will use Commercially Reasonable Efforts to co-develop [***], and multiple Assays that will run on the New Analyzer developed by JBT in accordance with this Agreement. The JSC will meet and establish detailed responsibilities and obligations of each Party under this Agreement and/or the TDA, as well as the requirements and specifications for the developed Assays and other products, the Raw Materials and the New Analyzer. The JSC may agree to amend the detailed responsibilities and obligations of each Party from time-to-time for the purpose of the implementation of this Agreement. [***].
2.2	Regulatory Approvals. JBT shall be responsible for any and all CFDA-related regulatory approvals, registrations and/or filings in connection with performance of this Agreement, including without limitation the CFDA registration of the Assays on the New Analyzer. JBT shall invest sufficient resources and funds and use Commercially Reasonable Efforts to complete CFDA related procedures (including without limitation preparing testing report and clinical trial report for the Assays required by CFDA, and completing CFDA registrations of the Assays) as early as possible. [***][5]. After regulatory approvals, registrations and/or filings are completed, JBT shall provide a copy of relevant certificates of approval or registration, or acceptance notice to Response within five (5) business days upon the receipt of JBT.

4 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3	Manufacturing Technology Services. Response will provide JBT with reasonable [***], consultation and training [***].
2.4	JBT Obligations.
2.4.1	Other than as incorporated into Assays sold in the PRC and any Other Marketing Territories, if the Parties have agreed in writing pursuant to Section 7.4 of the Supply Agreement that JBT will have rights in such areas), JBT shall not transfer, sell, have sold, lease, offer to sell or lease, or otherwise transfer title to any Third Party (i) any materials received from Response pursuant to this Agreement or the Supply Agreement [***] or (ii) any materials derived in whole or in part therefrom [***], or will not allow any of its Affiliates or their respective distributors, resellers or other agents to do so.
2.4.2	No later than January 10, 2015, JBT will provide Response with a prototype New Analyzer to support Response’s project activities under this Agreement and the TDA, and will fulfill its other related obligations under this Agreement, including but not limited to pay the Development Fees to Response under Article 5 of this Agreement.
2.4.3	JBT does not have any rights to Sub-license with respect to any rights granted to JBT by Response.
2.4.4	JBT shall, at its sole cost and expense, be responsible for (i) shipping of Raw Materials [***] from Response’s facility in Vancouver, Canada or any other location as agreed to in writing (via email or otherwise) by the Parties, and (ii) obtaining and maintaining in full force and effect and complying with, all registrations, licenses, permits, certificates, authorizations or approvals required to comply with under applicable laws regarding its business, the transportation, importation, storage and handling of the Raw Materials [***][6] (collectively, “Permits”). Response shall cooperate with JBT and shall provide assistance to JBT as reasonably necessary to obtain any required approvals.

5 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5	Response Obligations.
2.5.1	[***].
2.5.2	Response will not be required to meet the supply obligations under Section 2.5.1 of this Agreement until the execution of this Agreement and the Supply Agreement between the Parties.
2.5.3	The supply of Raw Materials, [***] for Assays by Response to JBT for purposes other than pilot production is subject to the Supply Agreement.
2.5.4	Response will use reasonable efforts to fulfill its obligations provided in the effective legal documents between the Parties, so as to assist JBT in receiving all CFDA-related regulatory approvals, registrations and/or filings.
2.5.5	Response shall not resell, copy and provide the materials supplied by JBT, [***].
2.5.6	Response will use Commercially Reasonable Efforts to meet the timelines for Assays development, [***], and other implementation details as determined by this Agreement, the TDA and the JSC; provided that Response shall have the right to immediately suspend the performance of this Agreement and the TDA with a prior written notice to JBT if JBT constitutes a “Material Breach” of the TDA, and/or the Supply Agreement in accordance with the terms and conditions thereof.
2.6	Completion. The Parties’ product development activities under this Agreement and the TDA will be considered to be completed once all of the following requirements have been met:
(i)	the Parties have agreed and acknowledged in writing that the Assays can be successfully run on the New Analyzer; and
(ii)	JBT has fully completed the CFDA registration for each Assay and received the registration certificates for each Assay issued by the CFDA; and

6 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	JBT has successfully completed the Validation and made three (3) months of sales of each Assay pursuant to the Supply Agreement.
2.7	Project Team.
2.7.1	Response and JBT will use reasonable efforts to keep the same project team working on the Parties’ activities under this Agreement and/or the TDA ("Project Team"). Response and JBT will each provide the other through the JDC a project team list, including each member’s role within one (1) month from the execution of this Agreement.
2.7.2	Response and JBT will ensure that each of their employee’s on the Project Team has signed an agreement containing provisions protecting the confidentiality of the employing Party’s proprietary information and proprietary information belonging to Third Parties (including the other Party) that is received by the employing Party, and with the obligations of confidentiality under such agreement surviving until five (5) years after such person is no longer employed by the employing Party.
2.8	Trademarks, Promotional Materials, and Packaging of Assays. The form and specifics of such trademarks, trade dress, style of packaging that are (i) submitted to the CFDA, and/or (ii) to be used to sell or promote any Assays shall be agreed by the Parties in writing, provided, JBT acknowledges that Response has, as of the Effective Date, certain contractual obligations with respect to such any trademarks, trade dress and packaging that must be utilized on any Assay, and agrees that the form of such trademarks and other materials shall be approved by the Parties in the form contractually required. JBT agrees that all marketing materials used with respect to the Assays shall be consistent with and limited in scope to any Marketing Approval provided by the CFDA for the applicable Assay. JBT agrees that any promotional materials that will be used to promote any Assay(s) in the PRC (and/or if the Parties have agreed that JBT will have commercial rights for one or more Assays in any Other Marketing Territory, such Other Marketing Territory) will not contain any disclosure that may infringe or induce another to infringe any Third Party IPR.
2.9	Recognized Quantity. [***][7].

ARTICLE 3
JOINT STEERING COMMITTEE

3.1	Members. The Parties shall establish a Joint Steering Committee, which shall comprise six (6) members, three (3) designated by Response and three (3) by JBT, including one senior executive of each of Response and JBT (or such other number as the Parties may agree in writing). Any member of the Joint Steering Committee may be represented at any meeting by a designee who is appointed by the Party designating such member for such meeting and who has authority to act on behalf of such member, as evidenced by written notice from the Party designating such member to the chairperson of the Joint Steering Committee. The chairperson of the Joint Steering Committee shall be one of the members designated by Response or by JBT for every six months on a rotation basis; the chairperson during the first six-month period following the Effective Date will be one of the members designated by Response, and the chairperson for the next six-month period will be one of the members designated by JBT thereafter. Each Party shall be free to replace its representative members with new appointees who have authority to act on behalf of such Party on the Joint Steering Committee, on written notice to the other Party.

7 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2	Responsibilities. The Joint Steering Committee shall be responsible for guiding and overseeing the activities of JBT and Response under this Agreement and the TDA.
3.3	Meetings. The Joint Steering Committee shall meet or participate in a joint telephone conference as frequently as the JSC deems appropriate starting upon execution of this Agreement but no less frequently than once every three (3) months (or as otherwise agreed by the JSC), on such dates and at such times as the Parties shall agree, on ten (10) days' written notice to the other Party unless such notice is waived by the other Party. The Joint Steering Committee may convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate by the Parties. To the extent that meetings are held in person, they shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members.
3.4	Decisions.
3.4.1	A quorum for a meeting of the Joint Steering Committee shall require the presence of at least two Response members (or designees) and at least two JBT members (or designees) in person or by telephone. All decisions made or actions taken by the Joint Steering Committee shall be made unanimously by its members, with the Response members present at a meeting cumulatively having one vote and the JBT members present at a meeting cumulatively having one vote.
3.4.2	In the event that unanimity cannot be reached between the Parties to the Joint Steering Committee, such disagreements shall be resolved via good faith discussions between the senior executive of Response and JBT. In the event that disagreements persist between the senior executives within fifteen (15) days (or other longer period of time approved by the Joint Steering Committee if one Party applies for such extension and the Joint Steering Committee approves such application) after the matter is first brought before the Joint Steering Committee, then the matter shall be resolved according to (i) a general dispute resolution procedure, which will be formulated by the Joint Steering Committee within thirty (30) days upon its establishment, or (ii) a particular dispute resolution approved by the JSC within the first fifteen (15)-day period mentioned above.

3.4.3	Decisions of the JSC within the scope of its authority will be binding on both Response and JBT.

3.5	Minutes. Within ten (10) days after each Joint Steering Committee meeting, the chairperson of the Joint Steering Committee shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Joint Steering Committee at such meeting. The chairperson of the Joint Steering Committee shall be responsible for circulation of all draft and final minutes. Draft minutes shall be circulated to all members of the Joint Steering Committee sufficiently in advance of the next meeting to allow review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Draft and Final minutes shall be distributed to the members of the Joint Steering Committee in both English and Chinese.
3.6	Term. The Joint Steering Committee shall exist until the termination of this Agreement.

ARTICLE 4
Joint Development Committee

4.1	Members. The Parties shall establish a Joint Development Committee, which shall comprise six (6) members, three (3) designated by Response and three (3) by JBT (or such other number as the Parties may agree in writing), including the project managers designated by each of Response and JBT for the contemplated transaction herein. Any member of the Joint Development Committee may be represented at any meeting by a designee who is appointed by the Party designating such member for such meeting and who has authority to act on behalf of such member, as evidenced by written notice from the Party designating such member to the chairperson of the Joint Development Committee. The chairperson of the Joint Development Committee shall be a member of the Joint Development Committee who is jointly designated by the Parties. Each Party shall be free to replace its representative members with new appointees who have authority to act on behalf of such Party on the Joint Development Committee, on written notice to the other Party.

4.2	Responsibilities. The Joint Development Committee shall be responsible for overseeing the product development and other technology-related activities under this Agreement and the TDA.
4.3	Meetings. The Joint Development Committee shall meet or participate in a joint telephone conference from time to time as it deems necessary. The Joint Development Committee will report to the Joint Steering Committee. Disagreements between the members of the Joint Development Committee will be resolved by the Joint Steering Committee, according to the procedure set forth in Section 3.4 above.
4.4	Term. The Joint Development Committee shall exist until the termination of this Agreement.

ARTICLE 5
PAYMENT OBLIGATIONS

5.1	Development Fees Payable by JBT. The total amount of development fees payable under this Agreement and the TDA is $3.8 Million USD (“Development Fees”), which JBT will pay Response for providing product development services under this Agreement and the TDA. Response undertakes that such Development Fees will be solely used (a) for the relevant activities under this Agreement, (b) for working capital to support the relevant activities under this Agreement, and (c) for its general corporate purposes. JBT will pay correspondingly when all of activities within each milestone are achieved according to the payment schedule set forth in Schedule A to this Agreement.
5.1.1	The first payment of $560,000 was paid by JBT in accordance with the TDA as of October 22, 2014.
5.1.2	The second payment of $720,000 will be made within ten (10) business days of execution of this Agreement by the Parties.
5.1.3	JBT shall invest sufficient resources and funds and use Commercially Reasonable Efforts to achieve the fifth and sixth milestones as set forth in Schedule A; and Response shall use Commercially Reasonable Efforts to complete activities within its scope of responsibilities to achieve the third, fourth and the sixth milestone as set forth in Schedule A. Subsequent payments will be made in stages within ten (10) business days of achievement of the conditions of each of the milestones set forth in Schedule A , until a total of $3.8 million USD is paid. Response shall notify JBT in writing within five (5) business days after the achievement of the third and fourth milestones set out in Schedule A; and JBT shall notify Response in writing within five (5) business days after the achievement of the fifth and sixth milestones set out in Schedule A.

5.1.4	For the avoidance of doubt, each milestone payment set forth in this Section 5.1 shall not be refundable and shall not be creditable against future milestone payments, purchase prices, equity investment amounts, or other payments to Response under this Agreement, the TDA, the Supply Agreement and/or the Equity Purchase Documents.
5.1.5	In the event that JBT fails to pay any or the whole part of the Development Fees pursuant to the payment schedule set forth in Schedule A and in Sections 5.1.2 and 5.1.3, without prejudice to any other rights and remedies of Response hereunder and under the applicable law,
(i)	Response shall have the right to suspend its activities hereunder and under the TDA, and the timelines for Assays development and manufacturing transfer shall be postponed accordingly, until such breach of JBT is completely rectified; and
(ii)	if JBT does not cure such breach within thirty (30) days after the receipt of a notice from the Response, JBT will constitute a material breach (i.e. material breach of material obligation) of this Agreement and Response is entitled to terminate this Agreement pursuant to Section 11.2.1 below.
5.2	Invoice. After signing this Agreement, Response will provide an invoice for the second payment to JBT. Invoices for subsequent payments will be provided by Response at least five (5) business days before the corresponding payment due date.
5.3	Currency. All payments due hereunder shall be paid in United States dollars by wire transfer to a bank account designated by Response. If any subsequent payments or portions thereof due hereunder are not paid on the date such payments are due under this Agreement, JBT shall pay overdue interest to Response at a monthly rate of 1%, calculated on the number of days such payment is delinquent.
5.4	Taxes. Response shall receive the full amount of the Development Fees set forth above without deduction of any taxes or charges payable by Response or JBT under the PRC laws. JBT shall be solely responsible for the payments of taxes or charges payable under the PRC laws, including but not limited to the withholding tax required under the PRC laws for remittance of the Development Fees to Response under this Agreement and the TDA and shall bear the amount of such taxes or charges, whilst Response will be responsible at its own expense for taxes or charges under Canada law.

5.5	Payment Procedures. JBT shall be responsible for obtaining any and all governmental approval/registration procedures (if legally required) and foreign exchange related procedures/formalities in connection with repatriation of any payments made by JBT to Response under this Agreement to the bank accounts designated by Response outside the PRC, and Response will provide reasonable assistance if necessary.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1	Ownership of IPR.
6.1.1	Background IPR. Each of JBT and Response will own all IPR respectively that was owned by such Party as of the date of execution of the Technology Development Agreement and is thereafter developed by such Party independent of the activities under this Agreement (with respect to each Party, the “Background IPR”). Nothing in this Agreement will be deemed to transfer ownership of any Background IPR of a Party, or, except as expressly set forth below, any other IPR owned or Controlled by a Party.
6.1.2	Developed IPR Owned by Response. As a consideration to Sections 6.1.3 herein, IPR that arises from the activities under this Agreement that relates to the development, transfer and/or manufacture of the [***][8] will be owned solely by Response (“Developed IPR Owned by Response”). Subject to the terms and provisions of this Agreement, Response hereby grants JBT a non-exclusive and royalty free license, excluding the rights to Sublicense, for the Developed IPR Owned by Response for the sole purpose of being used on the New Analyzer developed by JBT in the PRC and if agreed by the Parties pursuant to Section 7.4 of the Supply Agreement, the Other Marketing Territories, pursuant to the terms of this Agreement and the Supply Agreement. After the expiration of this Agreement and the Supply Agreement, Response agrees to continue to grant such license for the Developed IPR Owned by Response free of charge to JBT for the sole purpose of being used on the New Analyzers, already manufactured or installed by JBT at the date of expiration.

8 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1.3	Developed IPR Owned by JBT. As a consideration to Section 6.1.2, unless otherwise agreed by Response and JBT, the following IPR that arises from the activities of JBT and/or Response under this Agreement will be owned solely by JBT.
(i)	IPR of the [***][9] arising under this Agreement, which is [***], will be owned solely by JBT. The term “specific to the [***] by the New Analyzer” [***] can only be used in conjunction with the New Analyzer and cannot be used in conjunction with any other device except the New Analyzer.

For the avoidance of doubt, the IPR of the [***] under this subsection excludes Background IPR of Response and IPR of the [***] that is generally applicable to assays and not specific to [***] by the New Analyzer (“[***]”). To the extent JBT uses the “[***]” in the New Analyzer, during the Term of this Agreement and thereafter during the Supply Agreement, Response agrees to grant JBT a non-exclusive and royalty free license, excluding the rights to Sublicense, for such IPR with respect to [***] for the sole purpose of use on the New Analyzer.

(ii)	IPR that arises from the activities of JBT and/or Response under this Agreement that is specific to the New Analyzer (other than the Assays, [***]) will be owned solely by JBT.
6.1.4	Except as set forth in Sections 6.1.2 and 6.1.3 above, each of JBT and Response will own all IPRs respectively that arise from such Party’s activities under this Agreement and are not jointly Invented with the other Party. Each Party shall be responsible in its sole discretion and at its sole cost for preparing, filing, prosecuting and maintaining with respect to IPRs under section 6.1.4, provided however, if one Party disagrees with the ownership of IPRs claimed by the other Party under section 6.1.4, after the ownership information becomes publically available, the Party shall first bring the ownership matter to the Joint Steering Committee (or the Joint Management Committee subject to the Supply Agreement, if this Agreement has terminated) to reach a decision. If no decision can be made or a Party disagrees with the decision, the ownership matter shall be resolved as set forth in Article 13.
6.1.5	Developed IPR Jointly Owned by Response and JBT. Except as set forth in Sections 6.1.2, 6.1.3 and 6.1.4 above, Response and JBT agree that IPRs for new biomarkers and IPR that arise from such Party’s activities under this Agreement, both of which are jointly Invented (“Joint IPR”), are jointly owned after being determined and confirmed by the Joint Steering Committee. Both Parties will negotiate in good faith and document in writing agreements reached concerning the rights of Parties for commercialization in various territories and the sharing of profit arisen therefrom, which can be further determined by the JSC accordingly.

9 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2	Filing, Prosecution and Maintenance of IPR.
6.2.1	Response, as the sole owner of Developed IPR Owned by Response and the IPR stemming from its activities set forth in Sections 6.1.2, shall be responsible for filing and prosecuting of such IPR as set forth above. JBT will execute all documents including assignment documents within forty-five (45) days after the receipt thereof and take other action as reasonably requested by Response to give effect to the ownership of such IPR as set forth above.
6.2.2	JBT, as the sole owner of Developed IPR Owned by JBT and the IPR stemming from its activities set forth in Sections 6.1.3, shall be responsible for filing and prosecuting of such IPR as set forth above. Response will execute all documents including assignment documents with forty-five (45) days after the receipt thereof and take other action as reasonably requested by JBT to give effect to the ownership of such IPR as set forth above.
6.2.3	Joint IPR as Set Forth in Section 6.1.5. The Joint Steering Committee shall have the rights to manage Developed IPR Jointly Owned by JBT and Response as set forth in Section 6.1.5, and select counsel of choice in preparing and, filing patent applications therefore (in the name of both JBT and Response) and thereafter prosecute, maintain, and even abandon Patent Rights stemming therefrom. The Parties shall execute such documents and perform such ministerial acts, as may be reasonably necessary for the Parties to file, prosecute and maintain Patent Rights claiming such Joint IPR and shall equally split the costs associated thereof. If at any time any Party abandons its share over the Joint IPR, it shall not have obligation to bear the above-mentioned costs incurred thereafter, and the other Party will become the sole owner of such Joint IPR; furthermore, after such abandonment by a Party, the Joint IPR will become the Developed IPR Owned by Response or the Developed IPR Owned by JBT (as the case may be).
6.2.4	Review and Consultation. In each case in connection with the foregoing with respect to IPR as set forth in Sections 6.1.2 and 6.1.3, as applicable, the filing Party: (a) shall keep the non-filing Party advised of the status of the actual and prospective patent filings; (b) upon the non-filing Party’s written request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings; (c) shall give the non-filing Party an opportunity to review the text of the application at least 45 days before filing and shall consult with the non-filing Party with respect thereto; (d) shall give the non-filing Party an opportunity to review and comment on any documents relating to such patent filings that will be filed in any patent office at least forty-five (45) days before such filing and give due consideration to such substantive, non-cumulative comments; (e) shall supply the non-filing Party with a copy of the application as-filed, together with notice of its filing date and serial number; and (f) shall promptly give notice to the non-filing Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights claiming IPR as set forth in Section 6.1.2 and 6.1.3 for which it is responsible for the filing, prosecution or maintenance hereunder (provided that the filing Party shall give at least thirty (30) days prior written notice to the non-filing Party of any desire to cease prosecution and/or maintenance of such Patent Rights).

6.3	Restrictions. JBT and Response shall not, and shall not enable any Third Party to, use any IPRs, Confidential Information & Materials and/or Raw Materials it receives from the other Party pursuant to this Agreement or any materials derived in whole or part therefrom for any purpose other than expressly provided hereunder. JBT will use the Raw Materials solely within China to manufacture finished Assays for use in the New Analyzer. JBT will not subcontract such manufacturing activities without Response’s prior written consent.
6.4	Pledge of Response. Response pledges that JBT’s right of using IPRs granted under Section 6.1 by and in accordance with this Agreement will not be restricted, interfered or diminished by reasons of an Assignment pursuant to Section 14.2 of the owner(s) or user(s) of these relative IPRs.
6.5	Joint Pledge of Response and JBT. Response and JBT pledge that right of using IPR which is jointly invented in Section 6.1.5 will not be restricted, interfered or diminished by reasons of an Assignment pursuant to Section 14.2 of the owner(s) or user(s) of these relative IPRs.
6.6	Technology Escrow. Upon completion of the development activities as set forth in Section 2.6, Response will arrange for escrow of manufacturing instructions and other Know-How sufficient to instruct JBT how to manufacture Raw Materials. The escrow materials will be released from escrow solely to JBT free of charge, whilst JBT will obtain such non-exclusive, royalty free, ongoing license for the sole purpose of manufacturing Raw Materials for Assays for use on the New Analyzer in conjunction with the sale of the New Analyzer by JBT and for no other purpose, if (a) JBT terminates this Agreement, the TDA and the Supply Agreement (i) due to insolvency of Response pursuant to the terms of Section 11.2.3 below, or (ii) due to uncured unilateral material breach by Response of any of its Material Obligations pursuant to the terms of Section 11.2.1 below; and (b) (i) JBT has not breached any of its Material Obligations in this Agreement, the material obligations in the Technology Development Agreement and/or the Material Obligations in the Supply Agreement (as defined therein), or (ii) if there is a breach by JBT of its Material Obligations in this Agreement, the material obligations in the TDA and/or the Material Obligations in Supply Agreement (as defined therein) that such breach was directly caused by Response.

6.7	Enforcement of IPRs.
6.7.1	Notice. Each Party shall promptly notify the other Party of any infringement or possible infringement by a Third Party of any IPR under Section 6 that may come to Response’s or JBT’s attention.
6.7.2	Suit By Party. Each Party shall have the rights to initiate and prosecute legal action at its own expense and in the name of its own to terminate any infringement relating to such party’s own IPR under Section 6. With respect to jointly owned IPR under Section 6.1.5, a Party having the knowledge of infringement by a Third Party shall first report the infringing activities to the Joint Steering Committee. The Joint Steering Committee will determine the action to be taken against the infringement and if the JSC recommends that both Parties jointly terminate the infringing activities, then both Parties will share the cost and recovery equally. If one Party opts-out the joint legal action recommended by the Joint Steering Committee, the other Party shall have the right, but not obligation, to take such legal action at its own expense and in its own name to terminate any infringement relating to such joint IPR, in which event any recovery arising therefrom shall be first used to reimburse the cost and expense of the legal action; 75% of the remaining amount will then be retained by such Party and 25% by the other Party.
6.7.3	Cooperation. Each Party agrees to cooperate fully in any action under this Section 6 that is taken by the other Party, provided that the action-taking party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.
6.8	Infringement Actions by Third Parties.
6.8.1	Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patents owned or licensed by Third Parties which is threatened, made or brought against either Party by reason of either Party's performance of its obligations under this Agreement or development, manufacture, use or sale of any Assays or the New Analyzer that detect Collaboration Markers in the PRC or Other Marketing Territories.

6.8.2	Each Party will be responsible for any infringement of any Third Party IPRs during the performance of its obligations under this Agreement for activities provided by such party or parties. For clarity, such activities provided by JBT include the New Analyzer, components thereof, and [***][10]; activities provided by Response include Raw Materials, Assays, [***]. In the event that such an action for infringement is commenced by a Third Party solely against a Party or both Parties jointly and/or any of their respective Affiliates, as the case may be, with respect to material(s) or product(s) provided or developed by such Party or Parties (Providing Party or Providing Parties), the Providing Party shall defend such action at its own expense, and the other Party (in the case of one Providing Party) hereby agrees to assist and cooperate with such Providing Party to the extent necessary in the defense of such suit. The Providing Party shall have the right to settle any such action or consent to an adverse judgment thereto, and the other Party's consent is not required if such settlement or consent does not render an adverse effect or otherwise impair the rights of the other Party. In the event that such an action for infringement is commenced against both Parties for activities provided by both, JBT and Response will jointly defend such action and share the cost equally.
6.8.3	In addition, each Party shall indemnify, defend, hold the other Party harmless from and against claims or suits arising during the Term of this Agreement from infringement of Third Party IPRs as a result of the permitted use of the Third Party IPR licensed to such other Party by or on behalf of the providing Party, where such use is within the scope of the rights granted in accordance with the terms of this Agreement and the infringement would not have arisen but for such use.
6.8.4	The total amount payable by JBT under this Agreement and the Technology Development Agreement contains all fees (a) which result from infringement of any third party rights within China and Other Marketing Territories and is Response’s responsibility; and (b) for any Third Party IPR which should be used for purposes of the Technology Development Agreement and this Agreement within China and Other Marketing Territories and is Response’s responsibility, and JBT will not pay extra fees. Response will not be responsible for any infringement outside of China and such Other Marketing Territories.

10 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 7
CONFIDENTIALITY & PUBLICATIONS

7.1	Confidential Information. The terms of the CDA will apply to the Parties’ activities under this Agreement, and the CDA is incorporated herein by reference and shall be deemed a part of this Agreement; provided that if there is any conflict between any provisions in this Agreement and those in the CDA, the corresponding provisions in this Agreement shall prevail. This Agreement will be considered “Confidential Information” of each Party, and the IPRs and Confidential Information & Materials owned by any Party or Parties herein will be considered to be “Confidential Information” of such Party or such Parties, pursuant to the CDA and this Article 7. The Party which receives the Confidential Information is the “Receiving Party”, and the Party which discloses the Confidential Information is the “Disclosing Party”.
7.2	Exclusions to Confidentiality. The restrictions contained in the CDA and in this Section 7 shall not apply to any Confidential Information in the hands of a Receiving Party that (i) is submitted by the Receiving Party to governmental authorities to facilitate the issuance of Marketing Authorization for the Assays or the New Analyzer that detect Collaboration Markers in the relevant agreed markets, provided that reasonable measures shall be taken to assure confidential treatment of such information, if practicable, or (ii) is otherwise required to be disclosed in compliance with Applicable Laws or an order by a court or other regulatory body having competent jurisdiction; provided, however, that if a Receiving Party is required to make any such disclosure of the Disclosing Party's Confidential Information such Receiving Party shall, except where impracticable for necessary disclosures (for example to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications or otherwise, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, any press release or other public announcement permitted by the terms of Section 7.4 hereof shall be excluded from the confidentiality obligations too.
7.3	Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws or as permitted pursuant to Section 7.2; provided that in the event disclosure is required by Applicable Laws, the Disclosing Party shall use good-faith efforts to give the non-Disclosing Party an opportunity, with reasonable advance notice, to review and comment on any proposed disclosure.

7.4	Press Releases.
7.4.1	Further to the above Section 7.2, each Party will have the right to issue press releases and other public disclosures regarding this Agreement and/or the TDA (and the related activities of the Parties) if required by applicable securities law.
7.4.2	The issuing Party will provide the other Party with a draft of any proposed press release related to this Agreement and/or the TDA before any public release. The issuing Party will use reasonable efforts to provide 24 hours for review of the press release and will reasonably consider any comments received from the other Party, subject to the issuing Party’s legal obligations for disclosure.
7.4.3	Any other press releases or public disclosures regarding this Agreement and/or the TDA (and the related activities of the Parties), will only be made if agreed by both of the Parties.
7.5	The terms of the CDA (excluding those superseded by this Agreement) but specifically including Sections 4 through 9 and 14 shall be perpetual, and the terms of the Section 7 hereof shall survive the termination of this Agreement.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND Covenants

8.1	Mutual Representations and Warranties.

Each Party represents and warrants to the other Party the following as of the Effective Date:

(a)	Corporate Power. Such Party is duly organized and validly existing under the laws of the country/state of its organization, and has full legal and corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
(b)	Due Authorization and Execution. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors.

(c)	No Breach of Obligation to Third Party. In entering into and performing this Agreement, such Party will not breach any obligation to any Third Party under any agreement or arrangement between such Party and such Third Party.
(d)	Non-contravention. The execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any material respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.
8.2	JBT Further Warrants and Covenants. JBT further warrants and covenants to Response that:
8.2.1	All necessary consents, approvals, registrations, filings and authorizations of all relevant governmental authorities and other persons or entities required to be obtained by JBT in order to enter into this Agreement have been obtained or, with respect to such consents, approvals registrations, filings and authorizations of regulatory authorities or other governmental authorities that cannot be obtained before the Effective Date, will be obtained within sixty (60) days after the Effective Date;
8.2.2	JBT, its Affiliates, and its and their respective principals, owners, officers, directors, employees, agents, consultants, and joint venture partners, and any other party acting on behalf of JBT (collectively as “JBT Representatives”), have not and shall not offer, promise, provide, or accept any item of value (broadly meaning any monetary payment, such as fees or commissions, or nonmonetary benefit, such as employment opportunities, gifts, travel or entertainment), directly or indirectly, to or from any person in exchange for a business advantage;
8.2.3	All JBT Representatives shall abide by all applicable anti-bribery and corruption laws, including the United States Foreign Corrupt Practices Act of 1977 as amended, the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions of 1999, and any other international or local laws of a similar nature or having similar effect now existing or to be enacted in the future;

8.2.4	No JBT Representative (i) is listed on the Office of Foreign Assets Control’s (“OFAC”) “Specially Designated National and Blocked Person List” (“SDN List”) or otherwise subject to any sanction administered by OFAC (“U.S. Economic Sanctions”); (ii) is owned, controlled by or acting on behalf of, directly or indirectly, any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction; (iii) has made sales to, contracted with, or otherwise engaged in any dealing or transaction with or for the benefit of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction during the previous five years; or (iv) has used, directly or indirectly, any corporate funds to contribute to or finance the activities of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction.
8.2.5	JBT and its Affiliates (i) are in compliance in all material respects with all Applicable Laws relating to anti-money laundering, and (ii) are not and have not been part of any proceedings (nor is any such proceeding pending or threatened) with respect to any such laws.
8.3	Response Further Warrants and Covenants. Response further warrants and covenants to JBT that:
8.3.1	All necessary consents, approvals, registrations, filings and authorizations of all relevant governmental authorities and other persons or entities required to be obtained by Response in order to enter into this Agreement have been obtained or, with respect to such consents, approvals registrations, filings and authorizations of regulatory authorities or other governmental authorities that cannot be obtained before the Effective Date, will be obtained within sixty (60) days after the Effective Date;
8.3.2	Response, its Affiliates, and its and their respective principals, officers, directors, employees, agents, consultants, and joint venture partners, and any other party acting on behalf of Response (collectively as “Response Representatives”), have not and shall not offer, promise, provide, or accept any item of value (broadly meaning any monetary payment, such as fees or commissions, or nonmonetary benefit, such as employment opportunities, gifts, travel or entertainment), directly or indirectly, to or from any person in exchange for a business advantage;

8.3.3	All Response Representatives shall abide by all applicable anti-bribery and corruption laws, including the United States Foreign Corrupt Practices Act of 1977 as amended, the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions of 1999, and any other international or local laws of a similar nature or having similar effect now existing or to be enacted in the future;
8.3.4	No Response Representative (i) is listed on the Office of Foreign Assets Control’s (“OFAC”) “Specially Designated National and Blocked Person List” (“SDN List”) or otherwise subject to any sanction administered by OFAC (“U.S. Economic Sanctions”); (ii) is owned, controlled by or acting on behalf of, directly or indirectly, any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction; (iii) has made sales to, contracted with, or otherwise engaged in any dealing or transaction with or for the benefit of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction during the previous five years; or (iv) has used, directly or indirectly, any corporate funds to contribute to or finance the activities of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction;
8.3.5	Response and its Affiliates (i) are in compliance in all material respects with all Applicable Laws relating to anti-money laundering, and (ii) are not and have not been part of any proceedings (nor is any such proceeding pending or threatened) with respect to any such laws.
8.4	NO WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES AND COVENANTS PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS, OR GUARANTEES OF ANY KIND INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, ADEQUACY OR SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR RESULT OF DEVELOPMENT AND COLLABORATION HEREIN.

ARTICLE 9
NON-COMPETE

9.1	Non-compete Obligation of Response.
9.1.1	During the Term of this Agreement, Response and its Affiliates will not develop on its own or assist any other company or individuals to develop or use an immunoassay analyzer stated in this Section 9.1.1. Immunoassay analyzer stated in this Section 9.1.1 means an analyzer which meets both of the following two characteristics:

(a)	[***][11]; and
(b)	The analyzer has all of the following four characteristics[***].
9.1.2	During the Term of this Agreement, Response and its Affiliates will not (A) develop tests that detect Collaboration Markers, or Raw Materials or reagents for use in manufacturing tests that detect Collaboration Markers, for any Third Party, or (B) supply, donate or otherwise transfer such Collaboration Markers, Raw Materials and reagents to any Third Party, in case of each of (A) and (B), for an immunoassay analyzer described in Section 9.1.1 above.
9.2	Consent. If one Party desires to perform activities that are contrary to Section 9.1.1 or 9.1.2, it will carry out such activities only with the other Party’s written consent, such written consent not to be unreasonably withheld, delayed or conditioned.

ARTICLE 10
INDEMNIFICATION

10.1	Breach of Contract. Where any losses, damages, costs, expenditure, and expenses arises from breach of this Agreement by one Party, without prejudice to the other remedies, such other Party shall have the right to claim against the Party in breach for compensation.

For avoidance of doubt, [***].

If the parties are unable to reach a mutually agreeable arrangement, then the Parties shall solve this pursuant to Article 13 hereof.

10.2	Indemnification by JBT. JBT hereby agrees to indemnify, hold harmless and defend Response, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Response Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, arising out of or relating to (i) JBT’s failure to perform its obligations under this Agreement, (iii) the breach of any of JBT’ covenants, representations or warranties under this Agreement by JBT, its Affiliates or their respective officers, directors, agents or employees, or (iv) the negligence or willful misconduct by JBT, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement.

11 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

10.3	Indemnification by Response. Response hereby agrees to indemnify, hold harmless and defend JBT, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “JBT Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party arising out of or relating to (i) Response’s failure to perform its obligations under this Agreement, (ii) the breach of any of Response’ covenants, representations or warranties under this Agreement by Response, its Affiliates or their respective officers, directors, agents or employees, or (iii) the negligence or willful misconduct by Response, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement.
10.4	Procedure. If a Party is seeking indemnification under Section 10 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to Section 10 as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under, as applicable, Section 10 except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, which the Indemnifying Party may provide in its sole discretion. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

ARTICLE 11
TERM & TERMINATION

11.1	Term. The Term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in Section 5.1.5 or Section 11.2 below, shall continue in full force and effect until completion of the development activities as described in Section 2.6.
11.2	Early Termination.

11.2.1	Each Party shall have the right to unilaterally terminate this Agreement, upon notice to the other Party, in the event that such other Party breaches any of its Material Obligations under this Agreement or the Material Obligations under the Supply Agreement (as defined therein) and does not cure such breach within sixty (60) days (or with respect to any breach of any payment obligations, within thirty (30) days) after the receipt of a notice from the non-breaching Party specifying the nature of, and requiring the remedy of, such breach.
11.2.2	This Agreement will automatically terminate early upon the early termination of the Supply Agreement.
11.2.3	(i) If voluntary or involuntary proceedings (other than restructuring proceedings under the Companies' Creditors Arrangement Act of Canada or PRC Bankruptcy Law) by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for substantially all of the business or assets of such Party, or similar proceedings are instituted by or against such party for the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or (ii) if such Party makes an assignment of substantially all of its assets for the benefit of creditors, the other Party may immediately terminate this Agreement effective upon notice of such termination.
Notwithstanding the foregoing and for avoidance of doubt, JBT shall not have the right to terminate this Agreement in accordance with this Section 11.2.3 if:
1)	Response’s coming into the above proceedings, or Response’s declaration of bankruptcy or making a general assignment for the benefit of its creditors, is directly or indirectly caused by JBT’s failure to fulfill its monetary payment obligations provided in this Agreement, the TDA and/or the Supply Agreement (such as the obligation to pay Development Fees in accordance with Section 5 hereof, the obligation to indemnify in accordance with Section 10 hereof, and the obligations to pay Transfer Price of the Raw Materials and to indemnify in case of JBT’s breach in accordance with the Supply Agreement); or
2)	JBT is in breach of its material obligations under this Agreement or the Supply Agreement provided that such breach was not directly caused by Response; or
3)	Response or a permitted assignee approved in accordance with Section 14.2 continues to perform its obligations set forth in this Agreement, the TDA and/or the Supply Agreement, despite Response’s coming into the above proceedings, or Response’s declaration of bankruptcy or making a general assignment for the benefit of its creditors.

11.2.4	This Agreement may be terminated as mutually agreed by Response and JBT.
11.2.5	Either Party may terminate this Agreement after June 30, 2017 with thirty (30) days notice to the Other Party, if JBT has not pursuant to the Supply Agreement made three (3) months of sales for each Assay (as required pursuant to Section 2.6(iii)) on or before June 30, 2017.
11.3	Effect of Termination.
11.3.1	No Release. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.
11.3.2	Return or Destruction of Confidential Information & Materials. Upon any termination of this Agreement, each Party shall, at the request of the other Party, promptly return to the other Party all Confidential Information & Materials or Know-How received from the other Party, or destroy all materials, documents, disks and any other carrier containing such Confidential Information or Know-How (except for the Exclusions to Confidentiality provided in Section 7.2) and shall not keep any copies thereof (except as reasonably required to exercise any surviving rights or licenses hereunder or to comply with Applicable Law).
11.4	Survival.
11.4.1	Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. The rights of the Parties upon termination described in this Agreement shall not be exclusive of any other rights or claims at law or in equity that either Party may have against the other arising out of this Agreement.
11.4.2	All of the Parties' rights and obligations under Sections 2.4.1, 2.4.3, 2.5.3, 2.5.5, 2.8, 2.9, 5 (all terms), 6 (all terms), 7 (all terms), 10 (all terms), 11.3, 11.4, 12 (all terms), 13 (all terms), and 14 (all terms) shall survive termination, relinquishment or expiration hereof.

ARTICLE 12
LIMITATIONS OF LIABILITY

12.1	EXCLUSION OF DAMAGE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, OTHER THAN BY REASON OF A BREACH OF ARTICLES VII (CONFIDENTIALITY) AND VIII (REPRESENTATIONS, WARRANTIES AND COVENANTS) ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT (OR THE TERMINATION HEREOF) (WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY) FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES INCURRED BY SUCH PARTY INCLUDING, BUT NOT LIMITED TO, THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OR OTHERWISE; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 12.1 SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER ARTICLE X (INDEMNIFICATION) TO THE EXTENT A THIRD PARTY RECOVERS ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES FROM AN INDEMNITEE.
12.2	Maximum Liability. EXCEPT FOR JBT’S PAYMENT OBLIGATIONS HEREUNDER AND EXCEPT WITH RESPECT TO ARTICLES VII (CONFIDENTIALITY), VIII (REPRESENTATIONS AND WARRANTIES) AND X (INDEMNIFICATION), EACH PARTY’S MAXIMUM LIABILITY TO THE OTHER PARTY FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH ITS PERFORMANCE OR BREACH HEREOF, UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED THREE MILLION AND EIGHT HUNDRED THOUSAND UNITED STATES DOLLARS (US$3,800,000).
12.3	Failure of Essential Purpose. The limitations specified in this Section 12 shall survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

ARTICLE 13
DISPUTE RESOLUTION

13.1	Dispute Resolution. In the event of a dispute arising out of or in connection with this Agreement or the TDA, or in respect of any legal relationship associated with it or from it, that dispute will be resolved confidentially as follows:

13.1.1	Amicable Negotiation. The Parties agree that, both during and after the performance of their responsibilities under this Agreement each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations; and
13.1.2	Arbitration. If the Parties have been unable to resolve a dispute within thirty (30) days or such other period agreed to in writing by the Parties, after the negotiation begins, then any Party may make application to the China International Economic and Trade Arbitration Commission (“CIETAC”) to solve the dispute by arbitration. The arbitration will be held in Beijing, China in accordance with the rules of CIETAC then in effect. The Arbitration award shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.
13.2	Provisional Remedies. Notwithstanding the foregoing, nothing in this Agreement or the TDA shall limit the right of either Party to seek in any court of competent jurisdiction a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property. Any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement, or Applicable Laws.

ARTICLE 14
MISCELLANEOUS

14.1	Force Majeure.

Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, riot, fire, explosion, flood, sabotage, terrorist act, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements, or any other event beyond the reasonable control of such Party, or strike, lockout, or injunction. The Party invoking the provisions of this Section 14.1 shall give the other Party written notice and full particulars of such force majeure event as soon as possible after the occurrence of the cause upon which said Party is relying. Both Response and JBT shall use reasonable efforts to mitigate the effects of any force majeure on their respective part.

14.2	Assignment.

Except as provided in this Section 14.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided that such consent shall not to be unreasonably withheld, delayed or conditioned by the other Party.

14.3	Severability.

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.4	Notices.

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Response:	Response Biomedical Corp.
1781-75th Avenue W
Vancouver, B.C.
Canada
V6P 6P2
Fax number: 1-604-456-6066
Attn: COO

With a copy to:	Jun He Law Offices
2275 E. Bayshore Rd, Ste.101,
Palo Alto, CA 94303, the United States
Fax number: 1-(888)808-2168
Attn: Managing Partner

If to JBT:	Hangzhou Joinstar Biomedical Technology Co. Ltd
Room 1101, Main Building, #519 Xingguo RD, Qianjiang Economic Development Zone,
Hangzhou, Zhejiang Province, PRC
Fax number: (86) 571-8920-8311
Attn: General Manager

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the third (3rd) business day after dispatch, if sent by internationally-recognized overnight courier; or (c) on the eighth (8th) business day following the date of mailing, if sent by certified or registered international air mail, return receipt requested, postage prepaid.

14.5	Governing Law.

This Agreement shall be governed by and construed in accordance with the PRC laws, without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply to this Agreement.

14.6	Entire Agreement; Amendments.

This Agreement together with the Schedules hereto and the TDA contains the entire understanding of the Parties with respect to the subject matter hereof, including the research program and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with regard to the subject matter hereof, are superseded by the terms of this Agreement. The TDA is incorporated herein by reference and shall be deemed a part of this Agreement. In the event that there is any conflict between any of the provisions in this Agreement and the TDA, the corresponding provision in this Agreement shall prevail. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

14.7	Headings and Interpretation.

The captions to the several Articles and Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Schedule, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes” or words of similar import), such term shall not be limiting and such term shall be deemed to mean “including without limitation” (or “includes without limitation”), (e) the word “or” shall not be construed as exclusive, (f) references to any Articles or Sections include Sections and subsections that are part of the reference Article or section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2.”, and references to “Article 2” or “Section 2.2.” would refer to material contained in the subsection described as “Section 2.2.2”), and (g) the Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.8	Independent Contractors.

It is expressly agreed that Response and JBT shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Response nor JBT shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.9	Waiver.

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

14.10	Cumulative Remedies.

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.11	Waiver of Rule of Construction.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.12	Business Day Requirements.

In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day. For the purposes of this Agreement, “business day” shall mean any day other than a Saturday or Sunday on which banks are open for business in the PRC and Canada.

14.13	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a scanned copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

14.14	Export Laws.

Notwithstanding anything to the contrary contained herein, all obligations of Response are subject to prior compliance with the export regulations of Canada, and to obtaining all necessary export approvals required by the applicable agencies of the governments of Canada. JBT shall cooperate with Response and shall provide assistance to Response as reasonably necessary to obtain any required approvals.

14.15	Further Actions.

Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.16	No Third Party Rights.

The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

14.17	Expenses.

Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

14.18	Language.

This Agreement will be written in English and Chinese. English and Chinese versions shall have the same legal force. Should there be any inconsistency or conflict between the Chinese and English language versions, the principle enunciated in the second paragraph of Article 125 of the current PRC Contract Law shall apply.

[Remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Response Biomedical Corp.

By: /s/ William Adams

Name: William Adams

Title: Chief Financial Officer

Hangzhou Joinstar Biomedical Technology Co., Ltd.

By: /s/ Zhou Xuyi

Name: Zhou Xuyi (周旭一)

Title: General Manager

Signature Page to Collaboration Agreement

Schedule A - Payment Schedule

Number	Milestones	Percentage Payment	Amount in USD
1.	Sign the Technology Development Agreement	14.74%	$560,000

2.	Sign this Agreement	18.95%	$720,000

3.	[***][12]	[***]	[***]

4.	[***]	[***]	[***]

5.	[***]	[***]	[***]

6.	[***]	[***]	[***]

*Definition for Milestone: The timing to pay is the completion of all of the responsibilities / activities within each milestone.

12 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule B - Item List

No.	Assay	Marker
1	Assay #1	[***][13]
2	Assay #2	[***]
3	Assay #3	[***]
4	Assay #4	[***]
5	Assay #5	[***]

13 [***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.